                          CDRJ Investments (Lux) S.A.
                                Societe anonyme
                           Siege social: Luxembourg
                           R.C. Luxembourg B 63.119

          ----------------------------------------------------------


     constituee suivant acte recu par le notaire Gerard LECUIT, de residence a Hesperange, en date du 22 janvier 1998, publie au Memorial, Recueil Special C numero 346 du 14 mai 1998,

     les statuts furent modifies a plusieurs reprises et en dernier lieu suivant actes dudit notaire Gerard LECUIT, en date du 2 septembre 1998 et en date du 30 septembre 1998,

TITLE I.- DENOMINATION, REGISTERED OFFICE, OBJECT, DURATION
-----------------------------------------------------------

     ARTICLE 1
     ---------
     There is established hereby a societe anonyme under the name of CDRJ INVESTMENTS (LUX) S.A.

     ARTICLE 2
     ---------
     The registered office of the corporation is established in Luxembourg.

     The registered office may be transferred to any other place in the municipality by a decision of the board of directors.

     If extraordinary political or economic events occur or are imminent, which might interfere with the normal activity at the registered office, or with easy communication between this office and abroad, the registered office may be declared to have been transferred abroad provisionally until the complete cessation of these abnormal circumstances.

     Such decision, however, shall have no effect on the nationality of the company. Such declaration of the transfer of the registered office shall be made and brought to the attention of third parties by the organ of the corporation which is best situated for this purpose under such circumstances.

     ARTICLE 3
     ---------
     The corporation is established for an unlimited period.

     ARTICLE 4
     ---------
     The corporation may carry out all transactions pertaining directly or indirectly to the acquiring of participating interests in any enterprises in whatever form and the administration, management, control and development of those participating interests.

     In particular, the corporation may use its funds for the establishment, management, development and disposal of a portfolio consisting of any securities and patents of whatever origin, and participate in the creation, development and control of any enterprise, the acquisition, by way of investment, subscription, underwriting or option, of securities and patents, to realize them by way of sale, transfer, exchange or otherwise develop such securities and patents, grant to other companies or enterprises any support, loans, advances or guarantees.

     The corporation may also carry out any commercial, industrial or financial operations, any transactions in respect of real estate or moveable property, which the corporation may deem useful to the accomplishment of its purposes.

                          TITLE II.- CAPITAL, SHARES
                          --------------------------

     ARTICLE 5
     ---------
     The corporate capital of the corporation is fixed at ONE MILLION SIX HUNDRED AND FIFTY-NINE THOUSAND EIGHT HUNDRED AND EIGHTY US DOLLARS (1.659.880.-
USD) represented by eight hundred twenty-nine thousand nine hundred and forty (829.940) Class A shares with a par value of TWO US DOLLARS (2.- USD) each.

     The shares may be created at the owner's option in certificates representing single shares or in certificates representing two or more shares.

     The shares are in registered or bearer form.

     The corporation may, to the extent and under the terms permitted by law, purchase its own shares.

     The corporate capital may be increased or reduced in compliance with the legal requirements.

     The authorized capital of the corporation is fixed at TWO MILLION FORTY THOUSAND US DOLLARS (2.040.000.- USD) represented by one million twenty thousand (1.020.000) Class A shares with a par value of TWO US DOLLARS (2.- USD) each.

     The authorized and subscribed capital of the corporation may be increased or reduced by a decision of the general meeting of shareholders, voting with the same quorum as for an amendment of the articles of association.

     The board of directors may, during a period of five years from the date of 27.4.1998, increase the subscribed capital within the limits of the authorized capital. Such increase may be subscribed for and issued in the form of shares with or without an issue premium, as the board of directors shall determine. The board of directors is specifically authorized to proceed to such issues without reserving for the then existing shareholders a preferential right to subscribe the shares to be issued.

     The board of directors may delegate to any duly authorized person, the duty of accepting subscriptions and receiving payment for shares representing part or all of such increased amounts of capital.

     After each increase in the subscribed capital performed in the legally required form by the board of directors, the present article will be adapted to this modification.

     Any transfer or proposed transfer of any of the shares of the corporation shall be subject to the prior approval of the board of directors of the corporation, provided that the board of directors shall authorize such transfer unless it determines that such transfer would be in violation of a then existing restriction on the transfer of such shares which has been agreed with the owner of such shares or his predecessor in interest and has been brought to the attention of the board of directors. If the board of directors determines that a proposed transfer would be in violation of such a restriction it shall refuse to approve the transfer (it being understood that such a refusal must not result in a situation where a shareholder of the corporation who wishes to sell his shares to a party who has made a bona fide offer to purchase such shares is
                                 ---- ----
forced to continue holding such shares for an extended period of time) and shall notify the grounds for its refusal to the shareholder seeking to effect the transfer.

     The board of directors may delegate to any committee formed by the board of directors the responsibility for approving or refusing to approve proposed share transfers as contemplated by the preceding paragraph of this article 5.

     Any attempt to transfer shares of the corporation without the prior approval of the board of directors (or such committee) shall be of no legal effect. In no event shall a share transfer be recorded in the share register of the corporation unless and until it has been approved by the board of directors (or by such committee).

                            TITLE III.- MANAGEMENT
                            ----------------------

     ARTICLE 6
     ---------
     The corporation is managed by a board of directors composed of at least three members, either shareholders or not, who are appointed for a period not exceeding six years by the general meeting of shareholders which may at any time remove them.

     The number of directors, their term and their remuneration are fixed by the general meeting of the shareholders.

     ARTICLE 7
     ---------
     The board of directors will elect from among its members a chairman.

     The board of directors convenes upon call by the chairman, as often as the interest of the corporation so requires. It must be convened each time two directors so request.

     The board can only validly debate and take decisions, if the majority of its members is present or represented, proxies between directors being permitted with the restriction that every director can represent only one of his colleagues.

     The directors may cast their vote on the points of the agenda by letter, cable, telex or telefax, confirmed by letter.

     Resolutions in writing approved and signed by all directors shall have the same effect as resolutions voted at the director's meetings.

     ARTICLE 8
     ---------
     The board of directors is invested with the broadest powers to perform all acts of administration and disposition in compliance with the corporate object.

     All powers not expressly reserved by law or by the present articles of association to the general meeting of shareholders fall within the competence of the board of directors. The board of directors may pay interim dividends, in compliance with the legal requirements.

     ARTICLE 9
     ---------
     The corporation will be bound in any circumstances by the single signature of one director.

     ARTICLE 10
     ----------
     The board of directors may designate an executive committee (comite executif), an advisory committee (comite consultatif) and one or more other committees, and in addition may give special powers relating to the daily management of all or part of the business of the corporation to one or more proxyholders (fondes de pouvoir). Any such proxyholder shall not be required to be a director or a shareholder. The giving of such special powers to a member of the board of directors is subject to the prior authorization of a general meeting of the shareholders.

     Each committee designated by the board of directors shall consist of such number of directors as from time to time may be fixed by the board of directors, and, for the committees other than the executive committee, may also include individuals who are not directors. The board of directors may also designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member or members at any meeting of such committee. Thereafter, members (and alternate members, if any) of each such committee may be designated by the board of directors. Any such committee may be abolished or re-designated from time to time by the board of directors. Each member (and each alternate member) of any such committee shall hold office until his or her successor shall have been designated or until his or her earlier death, resignation or removal.

     During the intervals between the meetings of the board of directors, the executive committee, except as otherwise provided in this article, shall have and may exercise all the powers and authority of the board of directors in the management of the property, affairs and business of the corporation, with the exception of the following actions which shall require a decision by the board of directors itself: (i) the issuance to third parties of all or any part of the authorized but unissued shares of the corporation, (ii) the payment of an interim dividend (acompte sur dividendes) and the submission to the annual shareholders meeting of a proposal regarding the payment of a dividend, (iii) the finalization of the management report (rapport de gestion) to be submitted by the board of directors to the annual shareholders meeting, (iv) the calling of meetings of the shareholders and (v) the postponement of a shareholders meeting (in the circumstances contemplated by article 67 (5) and (6) of the Coordinated Law on Commercial Companies of the Grand Duchy of Luxembourg).

     The advisory committee shall perform such duties as may be assigned to it from time to time by the board of directors, and shall be composed of officers holding the following titles:

       (i)    a "President" and "Chief Operating Officer";

       (ii)   a "Chief Executive Officer";

       (iii)  one or more "Executive Vice Presidents";

       (iv)   one or more "Vice Presidents";

       (v)    a "Secretary" and one or more "Assistant Secretaries";

       (vi)   a "Treasurer" and one or more "Assistant Treasurers";

       (vii)  "Chief Financial Officer"
              The board of directors shall have all powers to create new positions within the advisory committee as it may from time to time deem appropriate.

     Any other committee formed by the board of directors, except as otherwise provided in this article, shall have and may exercise such powers of the board of directors as may be provided by resolution or resolutions of the board of directors. The executive committee, the advisory committee and any other committee formed by the board of directors shall not have the power or authority:

       a) to approve or adopt any action or matter expressly required by the applicable laws of the Grand-Duchy of Luxembourg to be submitted to the stockholders for approval; or

       b) adopt, amend or repeal any provision of the articles of association of the corporation.

     Each such committee may fix its own rules of procedure and may meet at such place (within or outside the Grand-Duchy of Luxembourg), at such time and upon such notice, if any, as it shall determine from time to time. Each such committee may keep minutes of its proceedings and shall report such proceedings to the board of directors at the meeting of the board of directors next following any such proceedings.

     Except as may be otherwise provided in the resolution creating such committee, at all meetings of any committee the presence of members (or alternate members) constituting a majority of the total membership of such committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such committee. Any action required or permitted to be taken at any meeting of any such committee may be taken without a meeting, if all members of such committee shall consent to such action in writing and such writing or writings are filed with the minutes of the proceedings of the committee. The members of any such committee shall act only as a committee, and the individual members of such committee shall have no power as such.

     Members of any committee designated by the board of directors may participate in a meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

     In the event of the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

     Any member (and any alternate member) of any committee may resign at any time by delivering a written notice of resignation, signed by such member, to the chairman of the board of directors. Unless otherwise specified therein, such resignation shall take effect upon delivery.

     Any member (and any alternate member) of any committee may be removed from his or her position as a member (or alternate member, as the case may be) of such committee at any time, either for or without cause, by resolution adopted by a majority of the whole board of directors.

     If any vacancy shall occur in any committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the board of directors.


     ARTICLE 11
     ----------
     The corporation shall indemnify any director, any member of any committee designated by the board of directors and any fonde de pouvoir and his or her heirs, executors and administrators, against expenses (including attorneys'
fees) judgments and fines in connection with any action, suit or proceeding or appeal therefrom, to which he or she may be made a party by reason of his or her being or having been a director or member of any committee designated by the board of directors or fonde de pouvoir of the corporation, or, at the request of the corporation, of any other corporation partnership, joint venture, trust or other enterprise in which the corporation holds a direct or indirect ownership interest or of which the corporation is a direct or indirect creditor and by which he or she is not entitled to be indemnified, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful; and in the event of a settlement, such indemnification shall be provided for all expenses incurred and amounts paid in connection with such settlement unless the corporation is advised by its legal counsel that the person to be indemnified did not meet the above-indicated standard of conduct; except that in the case of an action or suit brought by the corporation against such a director, committee member or fonde de pouvoir to procure a judgment in favor of the corporation (1) such indemnification shall be
                                                -
limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2)
                                                                         -
notwithstanding any other provisions hereof, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Luxembourg Courts or the courts in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs and expenses as the Luxembourg Court or such other court may deem legal and proper.

     The corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, committee member or fonde de pouvoir of the corporation, or is or was serving at the request of the corporation in any equivalent position in any such other corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this article, provided that such insurance is available on acceptable terms, which
         --------
determination shall be made by a vote of a majority of the entire board of directors.

     If this article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each such director, committee member or fonde de pouvoir and may indemnify each employee or agent of the corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this article that shall not have been invalidated and to the fullest extent permitted by applicable law.

     Subject to the applicable provisions of Luxembourg law and in particular
Section 59 of the Luxembourg Law on Commercial Companies, no director, committee member or fonde de pouvoir of the corporation shall be liable to the corporation or its stockholders for his actions or omissions when performing his duties as a director, committee member or fonde de pouvoir, provided that nothing contained
                                                --------
in these articles of association shall eliminate or limit the liability of a director, committee member or fonde de pouvoir (i) for any breach of his duty of
                                                -
loyalty to the corporation or its stockholders, (ii) for acts or omissions not
                                                 --
in good faith or which involves intentional misconduct or a knowing violation of the law, or (iii) for any transaction from which the director derived an
             ---
improper personal benefit.

     ARTICLE 12
     ----------
     The board of directors or the statutory auditor may convene other shareholder meetings each time the interests of the company so request. Such meetings must be convened each time shareholders representing at least one fifth of the subscribed capital request it by writing with an indication of the agenda.

     ARTICLE 13
     ----------
     Any litigations involving the corporation either as plaintiff or as defendant, will be handled in the name of the corporation by the board of directors, represented by its chairman or by the director delegated for its purpose.

                            TITLE IV.- SUPERVISION
                            ----------------------

     ARTICLE 14
     ----------
     The corporation is supervised by one or several statutory auditors, appointed by the general meeting of shareholders which will fix their number and their remuneration, as well as the term of their office, which must not exceed six years.

                           TITLE V.- GENERAL MEETING
                           -------------------------

     ARTICLE 15
     ----------
     The annual meeting will be held in the commune of the registered office at the place specified in the convening notices on the second Tuesday of June at 11 a.m. and the first time in the year 1999.

     If such day is a legal holiday, the general meeting will be held on the next following business day.

               TITLE VI.- ACCOUNTING YEAR, ALLOCATION OF PROFITS
               -------------------------------------------------

     ARTICLE 16
     ----------
     The accounting year of the corporation shall begin on the lst of January and shall terminate on the 31st of December of each year, with the exception of the first accounting year, which shall begin on the date of the formation of the corporation and shall terminate on December 31st, 1998.

     ARTICLE 17
     ----------
     After deduction of any and all of the expenses of the corporation and the amortizations, the credit balance represents the net profits of the corporation. Of the net profits, five percent (5%) shall be appropriated for the legal reserve; this deduction ceases to be compulsory when the reserve amounts to ten percent (10%) of the capital of corporation, but it must be resumed until the reserve is entirely reconstituted if, at any time, for any reason whatsoever, it has been touched.

     The balance is at the disposal of the general meeting.

                      TITLE VII.- DISSOLUTION, LIQUIDATION
                      ------------------------------------

     ARTICLE 18
     ----------
     The corporation may be dissolved by a resolution of the general meeting of shareholders. The liquidation will be carried out by one or more liquidators, physical or legal persons, appointed by the general meeting of shareholders which will specify their powers and fix their remunerations.

                        TITLE VIII.- GENERAL PROVISIONS
                        -------------------------------

     ARTICLE 19
     ----------
     All matters not governed by these articles of association are to be construed in accordance with the law of August 10th 1915 on commercial companies and the amendments hereto.

FOLLOWS THE FRENCH TRANSLATION OF THE FOREGOING TEXT: IN CASE OF DISCREPANCIES
------------------------------------------------------------------------------
BETWEEN THE ENGLISH AND THE FRENCH TEXT, THE ENGLISH VERSION WILL BE BINDING
----------------------------------------------------------------------------

               SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE:
               --------------------------------------------------
                 EN CAS DE DIVERGENCE ENTRE LE TEXTE ANGLAIS ET
                 ----------------------------------------------
                  LE TEXTE FRANCAIS LE TEXTE ANGLAIS FERA FOI
                  -------------------------------------------

     TITRE IER: DENOMINATION, SIEGE SOCIAL, OBJET, DUREE
     ---------------------------------------------------

     ARTICLE 1er
     -----------
     Il est forme une societe anonyme sous la denomination de CDRJ INVESTMENTS
(LUX) S.A.

     ARTICLE 2
     ---------
     Le siege de la societe est etabli a Luxembourg.
     Il pourra etre transfere dans tout autre lieu de la commune par simple decision du conseil d'administration.

     Au cas ou des evenements extraordinaires d'ordre politique ou economique, de nature a compromettre l'activite normale au siege social ou la communication aisee de ce siege avec l'etranger se produiront ou seront imminents, le siege social pourra etre declare transfere provisoirement a l'etranger, jusqu'a cessation complete de ces circonstances anormales.

     Une telle decision n'aura pas d'effet sur la nationalite de la societe. La declaration de transfert du siege sera faite et portee a la connaissance des tiers par l'organe de la societe qui se trouvera le mieux place a cet effet dans les circonstances donnees.

     ARTICLE 3
     ---------
     La societe est constituee pour une duree illimitee.

     ARTICLE 4
     ---------
     La societe a pour objet toutes les operations se rapportant directement ou indirectement a la prise de participations sous quelque forme que ce soit, dans toute entreprise, ainsi que l'administration, la gestion, le controle et le developpement de ces participations.

     Elle pourra notamment employer ses fonds a la creation, a la gestion, a la mise en valeur et a la liquidation d'un portefeuille se composant de tous titres et brevets de toute origine, participer a la creation, au developpement et au controle de toute entreprise, acquerir par voie d'apport, de souscription, de prise ferme ou d'option d'achat et de toute autre maniere, tous titres et brevets, les realiser par voie de vente, de cession, d'echange ou autrement, faire mettre en valeur ces titres et brevets, accorder a d'autres societes ou entreprises tous concours, prets, avances ou garanties.

     La societe pourra aussi accomplir toutes operations commerciales, industrielles ou financieres, ainsi que tous transferts de propriete immobiliers ou mobiliers.

                           TITRE II: CAPITAL, ACTIONS
                           --------------------------

     ARTICLE 5
     ---------
     Le capital social de la societe est fixe a UN MILLION SIX CENT CINQUANTE-NEUF MILLE HUIT CENT QUATRE-VINGT US DOLLARS (1.659.880.- USD) represente par huit cent vingt neuf mille neuf cent quarante (829.940) actions de categorie A d'une valeur nominale de DEUX US DOLLARS (2.- USD) chacune.

     Les actions de la societe peuvent etre creees au choix du proprietaire en tires unitaires ou en certificats representatifs de plusieurs actions.

     Les titres sont nominatifs ou au porteur.

     La societe peut proceder au rachat de ses propres actions, sous les conditions prevues par la loi.

     Le capital autorise et le capital souscrit de la societe peuvent etre augmentes ou reduits par decision de l'assemblee generale des actionnaires statuant comme en matiere de modification des statuts.

     Le capital autorise est fixe a DEUX MILLIONS QUARANTE MILLE US DOLLARS (2.040.000.- USD) represente par un million vingt mille (1.020.000) actions de categorie A d'une valeur nominale de DEUX US DOLLARS (2.- USD) chacune.

     En outre, le conseil d'administration est, pendant une periode de cinq ans a partir du 27.4.1998, autorise a augmenter en une ou plusieurs fois le capital souscrit a l'interieur des limites du capital autorise. Ces augmentations de capital peuvent etre souscrites et emises sous forme d'actions avec ou sans prime d'emission ainsi qu'il sera determine par le conseil d'administration. Le conseil d'administration est specialement autorise a proceder a de telles emissions sans reserver aux actionnaire anterieurs un droit preferentiel de souscription des actions a emettre.

     Le conseil d'administration peut deleguer toute autre personne dument autorisee, pour recueillir les actions representant tout ou partie de cette augmentation de capital.

     Apres chaque augmentation du capital souscrit realise par le conseil d'administration conformement aux procedures legales, il fera adapter le present article pour tenir compte de cette modification.

     Tour transfert ou projet de transfert, d'actions de la societe sera subordonne a l'autorisation prealable du conseil d'administration de la societe etant entendu que le conseil d'administration devra autoriser un tel transfert sauf s'il estime qu'il violerait une restriction existante relative aux transfert de ces actions, restriction acceptee par le titulaire de ces actions ou son predecesseur et que l'existence d'une telle restriction lui a ete rappelee. Si le conseil d'administration estime que le projet de transfert violerait une telle restriction, il interdira ce transfert (un tel refus ne pourra produire une situation dans laquelle un actionnaire de la societe qui entend vendre ses actions a un tiers ayant fait une offre d'acquisition de bonne foi serait contraint de detenir ces actions pour une periode significative supplementaire) et notifiera les raisons du refus a l'actionnaire desireux d'effectuer ce transfert.

     Le conseil d'administration pourra delieguer a tout comite qu'il aura cree la responsabilite d'approuver ou refuser d'approuver le projet de transfert d'actions tel que decrit au paragraphe precedent.

     Toute tentative de transfert d'actions de la societe sans l'autorisation prealable du conseil d'administration (ou d'un tel comite) n'aura aucun effet juridique. En aucun cas ce transfert d'actions ne sera enregistre sur le registre des actions de la societe avant son autorisation prealable par le conseil d'administration (ou par un tel comite).

                           TITRE III: ADMINISTRATION
                           -------------------------

     ARTICLE 6
     ---------
     La societe est administree par un conseil compose de trois membres au moins, associes ou non, nommes pour un terme qui ne peut exceder six annees, par l'assemblee generale des actionnaires, et toujours revocables par elle.

     Le nombre des administrateurs ainsi que leur remuneration et la duree de leur mandat sont fixes par l'assemblee generale de la societe.

     ARTICLE 7
     ---------
     Le conseil d'administration choisit parmi ses membres un president.

     Le conseil d'administration se reunit sur la convocation du president, aussi souvent que l'interet de la societe l'exige. Il doit etre convoque chaque fois que deux administrateurs le demandent.

     Le conseil ne peut valablement deliberer et statuer que si la majorite de ses membres est presente ou representee. Le mandat entre administrateurs etant admis sans qu'un administrateur ne puisse representer plus d'un de ses collegues.

     Les administrateurs peuvent emettre leur vote sur les questions a l'ordre du jour par lettre, telegramme, telex ou telefax, ces trois derniers etant a confirmer par ecrit.

     Une decision prise par ecrit, approuvee et signee par tous les administrateurs, produira effet au meme titre qu'une decision prise a une reunion du conseil d'administration.

     ARTICLE 8
     ---------
     Le conseil d'administration est investi des pouvoirs les plus etendus pour faire tous actes d'administration et de disposition qui rentrent dans l'objet social.

     Il a dans sa competence tous les actes qui ne sont pas reserves expressement par la loi et les statuts a l'assemblee generale. Il est autorise a verser des acomptes sur dividendes, aux conditions prevues par la loi.

     ARTICLE 9
     ---------
     La societe sera engagee en toutes circonstances par la seule signature d'un administrateur.

     ARTICLE 10
     ----------
     Le conseil d'administration pourra designer un comite executif, un comite consultatif et un ou plusieurs autres comites, et egalement donner des pouvoirs speciaux relatifs a la gestion journaliere de tout ou partie des affaires de la societe a un ou plusieurs fondes de pouvoirs. Un fonde de pouvoirs ne doit pas etre necessairement un administrateur ou un actionnaire. La delegation de ces pouvoirs speciaux a un membre du conseil d'administration est subordonnee a l'autorisation prealable d'une assemblee generale des actionnaires.

     Chaque comite designe par le conseil d'administration comportera un nombre de membres fixe de temps a autre par le conseil d'administration et, pour les comites autres que le comite executif pourra comporter des personnes qui ne seront pas des administrateurs. Le conseil d'administration pourra aussi designer un ou plusieurs administrateurs comme membres suppleants de ces comites, qui pourront remplacer un ou des membres absents ou dechus a toute reunion de ces comites. Par la suite, les membres (et les membres suppleants le cas echeant) de ces comites pourront etre designes par le conseil d'administration. Chacun de ces comites pourra etre supprime ou re-designe de temps a autre par le conseil d'administration. Chaque membre (titulaire et suppleant) de ces comites devra rester en fonction jusqu'a ce que son successeur soit designe ou jusqu'a la date de son deces, de sa demission ou de son renvoi si elle est anterieure.

     Entre les reunions du conseil d'administration, sauf lorsque le present article stipule autrement, le comite executif detiendra et pourra exercer tous les pouvoirs et l'autorite du conseil d'administration en ce qui concerne la gestion des biens, des affaires et de l'activite de la societe, a l'exception des decisions suivantes qui necessiteront une decision du conseil d'administration lui-meme: (i) l'emission en faveur de tierces parties de tout ou partie des actions autorisees mais non emises de la societe, (ii) le paiement d'un acompte sur dividendes et la soumission a l'assemblee generale annuelle des actionnaires d'une proposition concernant le versement d'un dividende, (iii) la mise au point du rapport de gestion qui doit etre soumis par le conseil d'administration a l'assemblee generale annuelle des actionnaires, (iv) la convocation des assemblees d'actionnaires et (v) la remise d'une assemblee des actionnaires (dans les cas prevus a l'article 67 (5) et (6) de la loi coordonnee sur les societes commerciales du Grand-Duche de Luxembourg).

     Le comite consultatif mettra en oeuvre les missions qui lui seront confiees de temps a autre par le conseil d'administration, et comprendra des membres ayant les titres suivants:

        (i)     un "President" et "Chief Operating Officer";

        (ii)    un "Chief Executive Officer";

        (iii)   un ou plusieurs "Executive Vice Presidents";

        (iv)    un ou plusieurs "Vice Presidents";

        (v)     un "Secretary" et un ou plusieurs "Assistant Secretaries";

        (vi)    un "Treasurer" et un ou plusieurs "Assistant Treasurers";

        (vii)   "Chief Financial Officer".

        Le conseil d'administration aura tout pouvoir afin de creer de nouvelles fonctions au sein du comite consultatif lorsqu'il le jugera necessaire.

     Tout autre comite forme par le conseil d'administration, sous reserve des exceptions stipulees au present article, aura et pourra exercer les pouvoirs du conseil d'administration conformement aux dispositions de la ou des resolutions du conseil d'administration. Ni le comite executif, ni le comite consultatif, ni un autre comite forme par le conseil d'administration n'aura le pouvoir ou l'autorite:

     a) d'approuver ou adopter une decision ou une action reservee par le droit applicable au Grand-Duche de Luxembourg a l'approbation des actionnaires; ou

     b) d'adopter, de modifier ou d'abroger une disposition des statuts de la societe.

     Chacun de ces comites pourra fixer ses propres reqles de procedure et pourra se reunir en n'importe quel lieu (dans le Grand-Duche de Luxembourg ou ailleurs), a l'heure et dans un delai, si delai il y a, qu'il pourra decider de temps a autre. Chacun de ces comites pourra etablir des proces-verbaux de ses deliberations et fera part de ses deliberations au conseil d'administration lors de la premiere reunion du conseil d'administration qui suivra ces deliberations.

     Sauf lorsque la resolution creant ce comite stipule autrement, le quorum requis pour la prise de decision a toutes les reunions des comites sera de la majorite de tous les membres de ces comites, que les personnes presentes soient membres titulaires ou suppleants. Une decision sera valablement prise par un tel comite lorsqu'elle est prise par une majorite des membres presents a une reunion, lorsque le quorum est reuni. Toute decision qui doit etre ou pourra etre prise a une reunion d'un tel comite pourra etre prise sans qu'une reunion n'ait lieu, si tous les membres de ce comite consentent par ecrit a cette decision, et si ces consentements ecrits sont attaches au proces-verbal des reunions de ce comite. Les membres de ces comites devront agir seulement dans le cadre du comite, et les personnes qui sont les membres de ces comites n'auront aucun pouvoir individuel en tant que tels.

     Les membres des comites designes par le conseil d'administration pourront participer a des reunions de ces comites par le biais d'une conference telephonique ou autre equipement de communication similaire au moyen duquel les personnes participant a une reunion peuvent s'entendre les uns les autres, et la participation a une reunion conformement a cette disposition sera comptee comme l'equivalent d'une presence physique a la reunion.

     En l'absence d'un des membres d'un comite, ou si ce membre est dechu, le ou les membres de ce comite qui sont presents a une reunion et qui peuvent valablement y prendre part au vote, que le quorum requis soit reuni ou non, pourront par decision unanime nommer un autre membre du conseil d'administration pour agir a la place du membre absent ou dechu lors de cette reunion.

     Tout membre (titulaire ou suppleant) d'un comite pourra demissionner a toute epoque en communiquant une declaration ecrite de demission, signee par ce membre, au president du conseil d'administration. Sauf si cette declaration stipule autrement, la demission prendra effet a compter de la reception de la declaration.

     Tout membre (titulaire ou suppleant) d'un comite peut etre renvoye de son poste de membre (titulaire ou suppleant selon le cas) de ce comite a toute epoque, que ce soit avec ou sans un motif particulier, par une resolution adoptee par une majorite de tout le conseil d'administration.

     Si un poste de membre d'un comite n'est plus pourvu, en raison d'une decheance de membre, d'un deces, d'une demission, d'un renvoi ou autre, les membres restants (et tous les membres suppleants) pourront continuer a remplir leurs fonctions, et ce poste pourra etre pourvu par le conseil d'administration.

     ARTICLE 11
     ----------
     La societe indemnisera tout administrateur, tout membre du comite designe par le conseil d'administration et tout fonde de pouvoir et ses heritiers, executeurs testamentaires et administrateurs de biens pour tous frais (en ce inclus les frais d'avocats), condamnations et amendes relatifs a des actions en justice, proces poursuites judiciaires ou procedures d'appel auxquelles il est partie en raison de ses fonctions d'administrateur ou de membre de comite comme par le conseil d'administration ou par un fonde de pouvoi de la societe ou, a la demande de la societe, de tout autre "partnership", "joint venture", "trust" ou toute autre entite dans laquelle la societe possede une participation directe ou indirecte ou pour laquelle la societe est creanciere directe or indirecte et par laquelle il n'est pas habilite a etre indemnise, a condition qu'il ait agi de bonne foi et d'une maniere qu'il a consideree raisonnablement comme etant ou n'etant pas opposee aux meilleurs interets de la societe et, s'agissant de poursuites penales, qu'il n'ait pas ou de motif raisonnable de croire que sa conduite etait illegale; en cas d'arrangement transactionnel, une telle indemnisation sera fournie pour toutes depenses occasionnees ou sommes payees a l'occasion d'un tel arrangement, sauf si la societe est informee par son conseiller juridique que la personne a indemniser ne s'est pas conformee aux principes de conduite decrits ci-dessus. A l'exception de l'hypothese ou une action en justice ou un proces serait engage par la societe contre un tel administrateur, membre de comite ou fonde de pouvoir tendant a obtenir un jugement en faveur de la societe, (1) une telle indemnite sera limitee aux frais (en ce inclus les frais d'avocats) reellement et raisonnablement occasionnes par une telle personne pour sa defense ou pour un accord transactionnel faisant suite a telle action en justice ou a un tel proces, et (2) nonobstant toute autre disposition, aucune autre indemnite ne sera octroyee en raison d'une requete, litige ou matiere pour lesquels cette personne a ete reconnue responsable vis-a-vis de la societe a moins que, et dans cette seule limite, les juridictions luxembourgeoises ou les juridictions devant lesquelles ces procedures ou actions en justice ont ete engagees ne decident que malgre la reconnaissance de sa responsabilite mais eu egard a l'ensemble des circonstances de l'espece, cette personne a honnetement et raisonnablement droit aux indemnites pour ces frais et depenses que les juridictions luxembourgeoises ou toutes autres juridictions evolueront souverainement.

     La societe pourra acheter et maintenir en vigueur une assurance pour couvrir la responsabilite de toute personne qui est, e ete ou a accepte de devenir administrateur, membre du comite ou fonde de pouvoir de la societe, ou est ou a ete, a la demande de la societe, dans une fonction equivalente au sein d'une autre societe, "partnership", "joint venture", "trust" ou toute entite, contre toute responsabilite alleguee contre elle et encourue par elle ou pour son compte a ce titre, ou provenant de sa situation, que la societe ait ou non le pouvoir d'indemniser cette personne contre une telle responsabilite aux termes du present article, a la condition qu'une telle assurance soit disponible en des termes acceptables, la decision concernant cette disponibilite devant etre prise par un vote de la majorite de l'ensemble du conseil d'administration.

     Dans l'hypothese ou le present article ou une partie du present article devait etre annulee pour quelque cause que ce soit par une juridiction, la societe devra alors neanmoins indemniser l'administrateur, membre de comite ou fonde de pouvoir, et pourra indemniser chaque employe ou agent de la societe pour les couts, frais et depenses (en ce compris les frais d'avocats), jugements, amendes et sommes payees au titre d'un accord transactionnel occasionne par une action en justice civile, criminelle, administrative ou faisant suite a une enquete, y compris une action par ou au nom de la societe, dans les limites indiquees aux dispositions du present article qui n'auraient pas ete annulees et dans les limites de la loi applicable.

     Sous reserve des dispositions de la loi luxembourgeoise et plus particulierement de l'article 59 de la loi luxembourgeoise sur les societes commerciales, aucun administrateur, membre de comite ou fonde de pouvoir de la societe ne pourra etre tenu responsable vis-a-vis de la societe ou de ses actionnaires pour ses actions ou omissions dans l'exercice de ses fonctions d'administrateur, de membre de comite ou de fonde de pouvoir, a condition qu'aucune disposition des presents status ne supprime ou ne limite la responsabilite d'un administrateur, membre de comite ou fonde de pouvoir (i) pour tout manquement a son devoir de loyaute vis-a-vis de la societe ou de ses actionnaires, (ii) pour tous actes ou omissions n'ayant pas ete faits de bonne foi ou ayant ete generes par une faute intentionnelle ou une violation manifeste de la loi, ou (iii) pour toute transaction de laquelle l'administrateur a tire un profit irregulier.

     ARTICLE 12
     ----------

     Le conseil d'administration ou le commissaire aux comptes peut convoquer d'autres assemblees chaque fois que l'interet de la societe le commande. De telles assemblees doivent etre convoquees si des actionnaires representant au moins un cinquieme du capital social les en requierent par une demande ecrite contenant l'ordre du jour.

     ARTICLE 13
     ----------
     Les actions judiciaires, tant en demandant qu'en defendant, sont suivies au nom de la societe par le conseil d'administration, poursuites et diligences de son president ou d'un administrateur delegue a ces fins.

                            TITRE IV: SURVEILLANCE
                            ----------------------

     ARTICLE 14
     ----------
     La societe est surveillee par un ou plusieurs commissaires nommes par l'assemblee generale, qui fixe leur nombre et leur remuneration, ainsi que la duree de leur mandat, qui ne peut exceder six annees.

                          TITRE V: ASSEMBLEE GENERALE
                          ---------------------------

     ARTICLE 15
     ----------
     L'assemblee generale annuelle se reunit dans la commune du siege social, a l'endroit indique dans les convocations, le deuxieme mardi du mois de juin a
11.00 heures et pour la premiere fois en 1999.

     Si ce jour est un jour ferie 1egal, l'assemblee generale a lieu le premier jour ouvrable suivant.

              TITRE VI: ANNEE SOCIALE, REPARTITION DES BENEFICES
              --------------------------------------------------

     ARTICLE 16
     ----------
     L'annee sociale commence le 1er janvier et finit le 31 decembre de chaque annee. Exceptionnellement, le premier exercice social comprendra tout le temps a courir de la constitution de la societe jusqu'au 31 decembre 1998.

     ARTICLE 17
     ----------
     L'excedent favorable du bilan, defalcation faite des charges sociales et des amortissements, forme le benefice net de la societe. Sur ce benefice, il est preleve cinq pour cent (5%) pour la formation du fonds de reserve 1egale; ce prelevement cesse d'etre obligatoire lorsque la reserve aura atteint le dixieme du capital social, mais devrait toutefois etre repris jusqu'a entiere reconstitution, si a un moment donne et pour quelque cause que ce soit, le fonds de reserve avait ete entame.

     Le solde est a la disposition de l'assemblee generale.

     TITRE VII: DISSOLUTION, LIQUIDATION
     -----------------------------------

     ARTICLE 18
     ----------
     La societe peut etre dissoute par decision de l'assemblee generale. Lors de la dissolution de la societe, la liquidation s'effectuera par les soins d'un ou de plusieurs liquidateurs, personnes physiques ou morales, nommes par l'assemblee generale qui determine leurs pouvoirs et leurs emoluments.

                      TITRE VIII: DISPOSITIONS GENERALES
                       ----------------------------------

     ARTICLE 19
     ----------
     Pour tous les points non specifies dans les presents statuts, les parties se referent et se soumettent aux dispositions de la loi luxembourgeoise du 10 aout 1915 sur les societes commerciales et de ses lois modificatives.

                  POUR COPIE CONFORME DES STATUTS COORDONNES
                         HESPERANGE, 19 OCTOBRE 1998.